Exhibit 15.3

ABN 15 142 552 985

Level 40, Riverside Centre
123 Eagle Street
GPO Box 2579
Brisbane QLD 4000

Tel: 07 3226 9100
Fax: 07 3226 9101
E-mail: imc@imcmining.com.au

To the Board of Directors of

Vale S.A. (“Vale”)

Ladies and Gentlemen:

David A. Thomas hereby consents to (a) being named in the Annual Report on Form 20-F of Vale S.A. (“Vale”) for the year ended December 31, 2010 (the “2010 20-F”) as having prepared certain coal reserve estimates and (b) the incorporation by reference of the 2010 20-F into the Registration Statements on Form F-3 of: Vale and Vale Overseas Limited (File Nos. 333-162822 and 333-162822-01); Vale and Vale Capital II (File Nos. 333-160448 and 333-160448-01); and Vale and Vale Capital Limited (File Nos. 333-143857 and 333-143857-01).

Very truly,

/s/ David A. Thomas
David A. Thomas
Principal Consultant (Mining)
IMC Mining Group Pty Ltd
19 January 2011